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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No. ____)*





                             Century Casinos, Inc.
                                (Name of Issuer)


                                 Common Stock
                         (Title of Class of Securities)


                                   156492100
                                 (CUSIP Number)


                               December 31, 2005
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [X] Rule 13d-1(b)

       [_] Rule 13d-1(c)

       [_] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 6 Pages

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 CUSIP No. 156492100                 13G                Page 2 of 6 Pages

-------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Cortina Asset Management, LLC 56-2450074
-------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
    Not Applicable                                                      (b) [_]
-------------------------------------------------------------------------------
 3  SEC USE ONLY

-------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Wisconsin
-------------------------------------------------------------------------------
              5  SOLE VOTING POWER

                 1,186,340
             ------------------------------------------------------------------
 NUMBER OF    6  SHARED VOTING POWER
   SHARES
BENEFICIALLY     None
  OWNED BY   ------------------------------------------------------------------
    EACH      7  SOLE DISPOSITIVE POWER
 REPORTING
   PERSON        1,186,340
    WITH     ------------------------------------------------------------------
              8  SHARED DISPOSITIVE POWER

                 None
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,186,340
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not Applicable                                                          [_]
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    5.3%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IA
-------------------------------------------------------------------------------

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Item 1(a)      Name of Issuer:

                  Century Casinos, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

                  1263 Lake Plaza Drive, Suite A
                  Colorado Springs, CO 80906

Item 2(a)      Name of Person Filing:

                  Cortina Asset Management, LLC ("Cortina")

Item 2(b)      Address of Principal Business Office:

                  Cortina is located at:

                  330 East Kilbourn Avenue
                  Suite 850
                  Milwaukee, WI 53202

Item 2(c)      Citizenship:

                  Cortina is a Wisconsin limited liability company

Item 2(d)      Title of Class of Securities:

                  Common Stock

Item 2(e)      CUSIP Number:

                  156492100

Item 3         Type of Person:

                  (e)   Cortina is an Investment Adviser registered under
                        section 203 of the Investment Advisers Act of 1940

                              Pages 3 of 6 Pages

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Item 4      Ownership (at December 31, 2005):

               (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                     1,186,340

               (b)   Percent of class:

                     5.3% (based on 22,380,567 shares outstanding as of November 3, 2005)

               (c)   Number of shares as to which such person has:

                     (i) sole power to vote or to direct the vote:
                         1,186,340

                     (ii)shared power to vote or to direct the vote:
                         None

                    (iii)sole power to dispose or to direct the
                         disposition of: 1,186,340

                     (iv)shared power to dispose or to direct
                         disposition of: None

Item 5      Ownership of Five Percent or Less of a Class:

               Not Applicable

Item 6      Ownership of More than Five Percent on Behalf of Another
            Person:

               Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
            Holding Company:

               Not Applicable

Item 8      Identification and Classification of Members of the Group:

               Not Applicable

Item 9      Notice of Dissolution of Group:

               Not Applicable

                               Page 4 of 6 Pages

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Item 10      Certification:

                By signing below I certify that, to the best of my
             knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Pages 5 of 6 Pages

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                                   Signature
                                   ---------

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 7, 2006

                                              Cortina Asset Management, LLC

                                              By: /s/ Lori K. Hoch
                                                  ------------------------------
                                                  Lori K. Hoch
                                                  Chief Operating Officer and
                                                    Chief Compliance Officer

                              Pages 6 of 6 Pages